                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

            /X/   Preliminary Proxy Statement

            / /   Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))

            / /   Definitive Proxy Statement

           / /    Definitive Additional Materials

           / /    Soliciting Material Under Rule 14a-12

                          UNITED INDUSTRIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                               JAMES R. HENDERSON
                                 GLEN M. KASSAN
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

            Payment of Filing Fee (Check the appropriate box):

            /X/   No fee required.

            / /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

            (1)   Title  of  each  class  of  securities  to  which  transaction applies:

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            (2)   Aggregate number of securities to which transaction applies:

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            (3)   Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated  and state how it was determined):

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            (4)   Proposed maximum aggregate value of transaction:

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            (5)   Total fee paid:

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            / /   Fee paid previously with preliminary materials:

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            / /   Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            (1)   Amount previously paid:

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            (2)   Form, Schedule or Registration Statement No.:

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            (3)   Filing Party:

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            (4)   Date Filed:

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                                      -2-

                             STEEL PARTNERS II, L.P.

                                 August 20, 2002

Dear Fellow Stockholder:

            Steel  Partners  II,  L.P.  ("Steel")  is the  beneficial  owner  of
1,310,250 shares of Common Stock of United Industrial  Corporation  representing approximately  ___% of the outstanding  Common Stock. We do not believe that the current  Board  of  Directors  is  acting  in your  best  interests,  and we are therefore seeking your support for the election of our two nominees to the Board of  Directors  of  United  Industrial  at the  annual  meeting  of  stockholders scheduled to be held on October 4, 2002.

            We urge you to carefully  consider the information  contained in the attached Proxy Statement and then support the efforts of Steel to maximize value for all  stockholders  by signing,  dating and returning the enclosed GOLD proxy today.

            If you have already  voted for the  incumbent  management  slate you have every  right to change  your vote by signing  and  returning  a later dated proxy.

            If you have any questions or require any  assistance  with your vote please contact MacKenzie Partners, Inc., which is assisting us, at their address and toll-free numbers below.

                                         Thank you for your support,

                                         Warren G. Lichtenstein
                                         On behalf of Steel Partners II, L.P.

                                [MACKENZIE LOGO]

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              DATED AUGUST 20, 2002

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                          UNITED INDUSTRIAL CORPORATION

                            -------------------------

                                 PROXY STATEMENT
                                       OF
                             STEEL PARTNERS II, L.P.

                            -------------------------

                    PLEASE MAIL THE ENCLOSED GOLD PROXY CARD

            Steel Partners II, L.P. ("Steel") is the second largest  stockholder
of  United  Industrial  Corporation,   a  Delaware  corporation  ("UIC"  or  the
"Company").  Steel is  writing to you in  connection  with the  election  of two directors  to UIC's Board of  Directors  at the annual  meeting of  stockholders scheduled  to be  held  on  October  4,  2002,  including  any  adjournments  or postponements  thereof and any meeting  which may be called in lieu thereof (the
"Annual  Meeting").  Steel has nominated its slate of directors in opposition to
UIC's incumbent director nominees, Richard Erkeneff and E. Donald Shapiro, whose terms expire at the Annual  Meeting.  Steel  believes that recent actions of the
Board of Directors of UIC (the "UIC Board") have not been in the best  interests of UIC's stockholders.  As further described herein,  Steel believes that a more thorough  investigation  of  strategic  alternatives,  a greater  dedication  to maximizing  stockholder value and improving corporate governance policies,  will be best achieved through the election of Steel's slate.

            This proxy  statement (the "Proxy  Statement") and the enclosed GOLD proxy card are being  furnished to  stockholders  of UIC by Steel in  connection with the  solicitation  of  proxies  from UIC's  stockholders  to be used at the
Annual Meeting to elect Steel's nominees,  James R. Henderson and Glen M. Kassan
(the "Nominees"),  to the UIC Board. As Nominees for director, Messrs. Henderson and Kassan are deemed to be participants in this proxy solicitation.  As members of the soliciting group, Steel and Warren  Lichtenstein,  the managing member of the general  partner of Steel,  are also deemed to be participants in this proxy solicitation.  Mr.  Lichtenstein has been a director of UIC since May 2001. This
Proxy  Statement  and the GOLD proxy  card are first  being  furnished  to UIC's stockholders on or about August __, 2002.

            UIC has set the record date for determining stockholders entitled to notice of and to vote at the Annual  Meeting as of August 26, 2002 (the  "Record
Date").  The  principal  executive  offices of UIC are located at 570  Lexington
Avenue,  New  York,  New York  10022.  Stockholders  of  record  at the close of business  on the Record  Date will be  entitled  to vote at the Annual  Meeting.
According to UIC, as of the Record Date,  there were _________  shares of common stock,  $1.00 par value per share (the  "Shares"),  outstanding  and entitled to vote at the Annual Meeting.  Steel,  along with all of the  participants in this solicitation,  are the  beneficial  owners of an aggregate  of 1,320,250  Shares which  represents  approximately  ____%  of the  Shares  outstanding  (based  on information  publicly  disclosed by UIC).  The participants in this solicitation intend  to vote such Shares for the election of the Nominees.

THIS  SOLICITATION  IS BEING  MADE BY STEEL  AND NOT ON  BEHALF  OF THE BOARD OF
DIRECTORS OR  MANAGEMENT  OF UIC.  STEEL IS NOT AWARE OF ANY OTHER MATTERS TO BE
BROUGHT  BEFORE  THE  ANNUAL  MEETING  [OTHER  THAN  THE   RATIFICATION  OF  THE
APPOINTMENT OF THE COMPANY'S AUDITORS]. SHOULD OTHER MATTERS, WHICH STEEL IS NOT
AWARE OF A  REASONABLE  TIME BEFORE  THIS  SOLICITATION,  BE BROUGHT  BEFORE THE
ANNUAL  MEETING,  THE PERSONS  NAMED AS PROXIES IN THE ENCLOSED  GOLD PROXY CARD
WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

WE URGE  YOU TO SIGN,  DATE  AND  RETURN  THE  GOLD  PROXY  CARD IN FAVOR OF THE
ELECTION OF OUR NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE  ALREADY  SENT A  __________  PROXY CARD TO THE UIC  BOARD,  YOU MAY
REVOKE THAT PROXY AND VOTE  AGAINST THE  ELECTION OF UIC'S  NOMINEES BY SIGNING,
DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE
ONLY ONE THAT  COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL
MEETING BY DELIVERING A WRITTEN  NOTICE OF REVOCATION OR A LATER DATED PROXY FOR
THE ANNUAL MEETING TO STEEL,  C/O MACKENZIE  PARTNERS,  INC. WHO IS ASSISTING IN
THIS  SOLICITATION,  OR TO THE  SECRETARY  OF UIC, OR BY VOTING IN PERSON AT THE
ANNUAL MEETING.

                                      -2-

                                    IMPORTANT

            Your vote is  important,  no matter  how many or how few  Shares you own.  Steel urges you to sign,  date,  and return the  enclosed  GOLD proxy card today to vote FOR the election of the Nominees.

            The Nominees are committed, subject to their fiduciary duty to UIC's stockholders,  to giving all UIC's  stockholders  the opportunity to receive the maximum value for their Shares. A vote FOR the Nominees will enable you - as the owners of UIC - to send a message  to the UIC Board  that you are  committed  to maximizing the value of your Shares.

o           If your Shares are registered in your own name, please sign and date the enclosed  GOLD proxy card and return it to Steel,  c/o MacKenzie
            Partners, Inc., in the enclosed envelope today.

o           If any of your  Shares  are  held in the name of a  brokerage  firm, bank, bank nominee or other  institution on the Record Date, only it can  vote  such  Shares  and  only  upon  receipt  of your  specific instructions. Accordingly, please contact the person responsible for your account and instruct  that person to execute on your behalf the
            GOLD proxy card.  Steel urges you to confirm  your  instructions  in writing to the person  responsible for your account and to provide a copy of such  instructions to Steel, c/o MacKenzie  Partners,  Inc., who is assisting in this solicitation,  at the address and telephone numbers  set  forth  below,  and on the  back  cover  of this  proxy statement,  so  that we may be  aware  of all  instructions  and can attempt to ensure that such instructions are followed.

                 IF YOU HAVE ANY QUESTIONS REGARDING YOUR PROXY,
             OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

                                [MACKENZIE LOGO]

                                      -3-

PROPOSAL I - ELECTION OF DIRECTORS

REASONS FOR THE SOLICITATION

            We are asking you to elect our Nominees in order to:

            o     remove two incumbent directors;

            o     elect nominees that support actions that we believe would give stockholders the greatest opportunity to maximize the value of their Shares; and

            o     elect two clearly independent directors.

            As further described below,  Steel believes that the election of the
Nominees  represents the best means for UIC's stockholders to maximize the value of their Shares.  Steel, as the second largest  stockholder of UIC, has a vested interest in the  maximization  of the value of the Shares.  Additionally,  Steel believes  that the  Nominees  have  extensive  experience  in private and public investment,  corporate  governance  and business  management.  If elected to the
Board, the Nominees will use their collective experience to explore alternatives to maximize stockholder value including,  but not limited to, the sale of all or substantially all of UIC on a tax efficient basis.

WE BELIEVE THAT ALL OR SUBSTANTIALLY  ALL OF THE ASSETS OF UIC MUST BE SOLD ON A
TAX EFFICIENT BASIS AS SOON AS POSSIBLE

            In Steel's opinion,  maximum stockholder value will only be achieved through a prompt  sale of all or  substantially  all of UIC.  The  Nominees  are committed  to working with the other  members of the UIC Board to encourage  the sale of all or substantially  all of UIC. UIC announced on April 8, 2002 that it had been working with Wachovia Securities for a year to explore  alternatives to enhance stockholder value, including a possible sale of UIC. Steel questions the timing of this  announcement  and believes that its one-year  delay may indicate
UIC's  lack of intent to  commit to a sale of the  Company.  While UIC has taken steps to divest  certain of its businesses and assets during the past two years,
Steel believes that these  divestitures  have been  insignificant  in amount and that the UIC Board is not truly committed to a sale of all or substantially  all of the Company.

            We do not  believe  that the UIC Board is moving  quickly  enough to maximize stockholder value. While stockholders have waited patiently for the UIC
Board to further enhance  stockholder  value,  UIC's financial  performance this year has taken a turn for the worse, as evidenced by UIC's Form 10-Q for the six months  ended June 30, 2002 (the "June 30 10-Q").  We believe,  UIC's  financial performance  will  languish  as  long  as UIC  continues  to  operate  as it has historically.

            o     According  to the June 30 10-Q,  UIC  realized  net  losses of approximately  $10.7  million for the three month period ended
                  June 30,  2002  compared to net income of  approximately  $1.9 million for the comparable period in 2001.

                                      -4-

            o     According  to the June 30 10-Q,  UIC  realized  net  losses of approximately  $22.0  million for the six month  period  ended
                  June 30,  2002  compared to net income of  approximately  $4.5 million for the comparable period in 2001.

            o     This   represents  a  stunning   decrease  in  net  income  of
                  approximately  463% and 389%  during  the  three and six month periods, respectively.

WE  BELIEVE  THAT  UIC  SHOULD  ADOPT  CRITICAL  CORPORATE  GOVERNANCE  POLICIES
INCLUDING  CAUSING  A  MAJORITY  OF THE  BOARD  TO BE  COMPOSED  OF  INDEPENDENT
DIRECTORS AND DECLASSIFYING THE UIC BOARD

            We believe  that UIC  should  respond  to the  sweeping  legislation enacted by  Congress  and rules  being  adopted  by the New York Stock  Exchange
("NYSE")   which  are  promoting   greater   accountability   to   stockholders.
Specifically,  we  believe  that UIC must  cause  its Board of  Directors  to be composed of a majority of clearly  independent  directors  which we believe will shortly be a listing requirement for all NYSE companies.  Under proposed Section
303A of the NYSE listing standards,  listed companies will be required to have a majority of independent  directors.  According to UIC's Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K"),  the UIC Board is currently composed of six directors,  two of whom are also  executive  officers of UIC, as follows:

              NAME                       POSITION
              ----                       --------

              Harold Gelb                Chairman of the Board

              Richard Erkeneff           President and Director

              Susan Fein Zawel           Vice President  Corporate  Communications,
                                         Associate General Counsel and Secretary

              Joseph Schneider           Director

              E. Donald Shapiro          Director

              Warren Lichtenstein        Director

            We do not believe  that a majority  of the UIC Board is  independent under either the existing or proposed NYSE standards.

            o     According  to the 2001 Form 10-K,  Richard  Erkeneff and Susan
                  Zawel are UIC employees and  collected  salaries,  bonuses and other  compensation in the aggregate of $608,171 and $229,436, respectively, during 2001.

            o     According  to the 2001  Form  10-K,  Mr.  Gelb  has a  special compensation  arrangement  with UIC  under  which he  received compensation of $137,500 during 2001 and will receive $150,000 during 2002 for his  services  as  Chairman of the Board.  The

                                      -5-

                  other UIC  directors  receive  only $20,000 per year and other fees for  attending  Board and  committee  meetings.  UIC also maintains a New York office,  a primary purpose of which is to provide Mr. Gelb with his sole business office.

            o     As three of the current six UIC Board members are employees of
                  UIC and/or collect six-figure  salaries and other compensation for their services and receive other benefits, we question the collective Board's ability to exercise independent judgment in carrying out its responsibilities.

            The election of our Nominees to the Board of Directors  will cause a majority of the Board to be clearly  independent in compliance with Section 303A of the NYSE  listing  standards.  We  believe  that a  majority  of  independent directors will increase the quality of oversight over the UIC Board,  lessen the possibility of conflicts of interest and allow the UIC Board to most effectively exercise its fiduciary duties to the stockholders.

            If elected,  the  Nominees  would also  attempt to work with the UIC
Board to take other measures to improve UIC's  corporate  governance,  including declassifying  the  Board  and  removing  the  "staggered  board"  provision.  A classified  board of directors  limits the ability of  stockholders to elect all directors on an annual basis.  We believe that the annual  election of directors is the primary means for stockholders to influence corporate governance policies and to hold  management  accountable for its  implementation  of those policies.
Steel and the Nominees view classified boards as having the effect of insulating directors from being accountable to the corporation's stockholders.

WE BELIEVE  THAT THE UIC BOARD  MUST  PROMPTLY  EXPLORE  OTHER  ALTERNATIVES  TO
MAXIMIZE STOCKHOLDER VALUE INCLUDING A SALE OF THE ENTIRE COMPANY

            We  believe  that  the  election  of  the  Nominees   represents  an
opportunity  for  stockholders  to maximize the present  value of their  Shares.
James Henderson and Glen Kassan have extensive  experience  providing management and advisory  services to public and private  companies and  currently  serve as
executive  officers  and  directors  of  various  public  companies.   See  "The
Nominees." If elected,  the Nominees will,  subject to their fiduciary duties of
the  highest   standards,   explore  all  available   alternatives  to  maximize
stockholder value including, but not limited to:

            o     working with the UIC Board to sell the entire company by means of a merger, tender offer or otherwise, or to divest assets of the Company on a tax efficient basis;

            o     working  with  the  UIC  Board  to  respond  to new  corporate governance  legislation and NYSE listing  standards,  and take other  measures  to improve  corporate  governance,  including declassifying the organization of the UIC Board; and

            o     working with the UIC Board to reduce unnecessary  expenses by, among other things, closing UIC's New York office.

                                      -6-

            Subject to their fiduciary duties,  the Nominees'  priority would be to maximize  stockholder  value by pursuing a sale of UIC. Although the Nominees would seek to sell UIC to the highest bidder, the Nominees' priority would be to negotiate and consummate a transaction on the most favorable  terms available to the UIC  stockholders.  The Nominees  would work to solicit bids from  potential acquirors,  including  competitors  of UIC.  In  accordance  with the  Nominees'
fiduciary  duties to enter into a sale  transaction that would have the greatest benefit to UIC stockholders,  bids would be carefully  evaluated based on, among other things, the value of the consideration  offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration),  and the timing and likelihood of  consummation  of the proposed  transaction in light of any required financing or regulatory approvals. This process could result in the
Nominees' decision to accept a proposal to acquire UIC for a purchase price that is not necessarily the highest price offered.

            We wish to provide the  stockholders,  the true owners of UIC,  with the  opportunity  to elect  directors  that are  unaffiliated  with the existing
Board.  Your vote to elect the Nominees  does not  constitute a vote in favor of our value enhancing  plans including  pursuing a sale of UIC. Your vote to elect the Nominees  will have the legal effect of replacing  two  incumbent  directors with our  Nominees.  If the Nominees are elected to the Board and a  transaction involving  the sale of UIC is proposed by the Board,  stockholders  will have an opportunity to vote on such transaction to the extent required by law.

            Neither we (nor to our  knowledge,  any other  person on our behalf)
has made or undertaken any analysis or reports as to whether  stockholder  value will be  maximized  as a result of this  solicitation  or obtained  reports from consultants  or other  outside  parties as to whether  the  proposals  presented herein would have an effect on stockholder value. There can be no assurance that stockholder  value will be  maximized  as a result of this  solicitation  or the election of the Nominees.

THE NOMINEES

            The following  information  sets forth the name,  business  address,
present  principal   occupation,   and  employment  and  material   occupations,
positions, offices, or employments for the past five years of the Nominees. This information has been furnished to Steel by the Nominees.  Where no date is given for the  commencement  of the  indicated  office  or  position,  such  office or position  was assumed  prior to August 1, 1997.  Each person  listed  below is a citizen of the United States.

            JAMES R. HENDERSON (44) has been a Vice President of Steel Partners,
Ltd., a management and advisory company, since March 2002. Steel Partners,  Ltd.
has provided  management  services to Steel and other  affiliates of Steel since
March 2002. Mr. Henderson served as a Vice President of Steel Partners Services,
Ltd., a management  and advisory  company,  from August 1999 through March 2002.
Steel Partners Services,  Ltd. provided  management  services to Steel and other affiliates of Steel until March 2002,  when Steel  Partners,  Ltd.  acquired the rights to provide certain management  services from Steel Partners Services Ltd.
He has also served as Vice President of Operations of WebFinancial  Corporation,
a commercial and consumer lender, since September 2001. Mr. Henderson has served

                                      -7-

as President of Gateway Industries, Inc., a provider of database development and
Web site design and development services,  since December 2001. Mr. Henderson is a director of SL Industries, Inc., a manufacturer and marketer of Power and Data
Quality  systems and equipment for industrial,  medical,  aerospace and consumer applications.  From 1996 to July 1999,  Mr.  Henderson  was  employed in various positions with Aydin  Corporation,  a  defense-electronics  manufacturer,  which included a tenure as president and Chief Operating  Officer from October 1998 to
June 1999.  Prior to his employment with Aydin  Corporation,  Mr.  Henderson was employed  as an  executive  with UNISYS  Corporation,  an  e-business  solutions provider. Mr. Henderson is a director of ECC International Corp., a manufacturer and marketer of computer-controlled simulators for training personnel to perform maintenance and operator  procedures on military weapons. As of the date hereof,
Mr.  Henderson  did not  beneficially  own any  Shares.  Mr.  Henderson  has not purchased or sold any Shares during the past two years.  The business address of
Mr. Henderson is c/o Steel Partners, Ltd., 150 East 52nd Street, 21st Floor, New
York, New York 10022.

            GLEN M. KASSAN (59) has been an  Executive  Vice  President of Steel
Partners,  Ltd., a  management  and advisory  company,  since March 2002.  Steel
Partners, Ltd. has provided management services to Steel and other affiliates of
Steel since March 2002.  Mr. Kassan served as Executive  Vice President of Steel
Partners  Services,  Ltd., a management  and  advisory  company,  from June 2001 through March 2002 and Vice President from October 1999 through May 2001.  Steel
Partners  Services,  Ltd.  provided  management  services  to  Steel  and  other affiliates of Steel until March 2002,  when Steel  Partners,  Ltd.  acquired the rights to provide certain management services from Steel Partners Services, Ltd.
He has also served as Vice President,  Chief Financial  Officer and Secretary of
WebFinancial Corporation, a commercial and consumer lender, since June 2000. Mr.
Kassan  has  served as Vice  Chairman  of the Board of  Directors  of  Caribbean
Fertilizer   Group  Ltd.,  a  private  company  engaged  in  the  production  of agricultural products in Puerto Rico and Jamaica, since June 2000. Mr. Kassan is a director and has served as President of SL  Industries,  Inc., a  manufacturer and marketer of Power and Data Quality  systems and  equipment  for  industrial, medical,  aerospace and consumer  applications,  since January 2002 and February
2002,  respectively.  From June 2000 to April 2002,  Mr.  Kassan  served as Vice
President, Chief Financial Officer and Secretary of Gateway Industries,  Inc., a
provider of database  development and Web site design and development  services.
From 1997 to 1998, Mr. Kassan served as Chairman and Chief Executive  Officer of
Long Term Care Services,  Inc., a privately owned  healthcare  services  company which Mr. Kassan  co-founded  in 1994 and initially  served as Vice Chairman and
Chief  Financial  Officer.  Mr.  Kassan is currently a director of  Tandycrafts,
Inc., a manufacturer of picture frames and framed art, Puroflow Incorporated,  a designer and manufacturer of precision  filtration devices,  and the Chairman of the Board of US Diagnostic Inc., an operator of outpatient  diagnostic  imaging.
As of the date  hereof,  Mr.  Kassan did not  beneficially  own any Shares.  Mr.
Kassan  has not  purchased  or sold any Shares  during  the past two years.  The business  address  of Mr.  Kassan is c/o  Steel  Partners,  Ltd.,  150 East 52nd
Street, 21st Floor, New York, New York 10022.

            The Nominees will not receive any compensation  from Steel for their services as directors of UIC. On March 7, 2001, James Henderson  entered into an
Agreement (the "Agreement") with UIC, Steel and Warren Lichtenstein, pursuant to which, among other things, Mr. Henderson has been allowed to attend all meetings

                                      -8-

of the UIC Board in a non-voting observer capacity. The Agreement is attached to
Amendment No. 5 to the Schedule 13D filed by Steel and Warren  Lichtenstein with respect to UIC and is incorporated herein by reference.

            On  March  20,  2002,  James  Henderson  and  Steel  entered  into a
Reimbursement Agreement (the "Henderson Reimbursement Agreement") in which Steel agreed to bear all expenses  incurred by Mr.  Henderson in  connection  with his nomination  to the  UIC  Board,  including  approved  expenses  incurred  by Mr.
Henderson  in  the   solicitation  of  proxies  or  written  consents  from  UIC stockholders. The Henderson Reimbursement Agreement is attached to Amendment No.
6 to the Schedule 13D filed by Steel,  Warren Lichtenstein and the Nominees with respect to UIC and is incorporated herein by reference.

            On  March  20,   2002,   Glen  Kassan  and  Steel   entered  into  a
Reimbursement  Agreement (the "Kassan  Reimbursement  Agreement") in which Steel agreed  to bear all  expenses  incurred  by Mr.  Kassan in  connection  with his nomination to the UIC Board,  including approved expenses incurred by Mr. Kassan in the  solicitation of proxies or written consents from UIC  stockholders.  The
Kassan  Reimbursement  Agreement is attached to Amendment  No. 6 to the Schedule
13D filed by Steel, Warren Lichtenstein and the Nominees with respect to UIC and is incorporated herein by reference.

            Other  than  as  stated  above,   there  are  no   arrangements   or
understandings  between  Steel and each  Nominee or any other  person or persons pursuant to which the nominations  described  herein are to be made,  other than the consent by each of the  Nominees to serve as a director of UIC if elected as such at the Annual Meeting. The Nominees have not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten  years.  None  of  the  Nominees  is a  party  adverse  to UIC or any of its subsidiaries  or  has  a  material  interest  adverse  to  UIC  or  any  of  its subsidiaries in any material pending legal proceedings.

            Steel does not expect that the Nominees  will be unable to stand for election,  but,  in the event that such  persons are unable to serve or for good cause will not serve,  the Shares  represented  by the enclosed  GOLD proxy card will be voted for substitute nominees. In addition,  Steel reserves the right to nominate  substitute persons if UIC makes or announces any changes to its Bylaws or takes or announces any other action that has, or if  consummated  would have, the effect of disqualifying the Nominees.  In any such case, Shares  represented by the enclosed GOLD proxy card will be voted for such substitute nominees.

            The UIC  Board is  divided  into  three  classes  serving  staggered three-year  terms. Two directors are to be elected at the Annual Meeting to hold office until 2005 and until their successors are duly elected and qualify. Steel has no reason to believe any of the Nominees will be  disqualified  or unable or unwilling to serve if elected.

YOU ARE URGED TO VOTE FOR THE  ELECTION  OF THE  NOMINEES ON THE  ENCLOSED  GOLD
PROXY CARD.

                                      -9-

[PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS

            Steel has no objection to the  ratification  of the  appointment  of
Ernst & Young LLP as independent  accountants for UIC for the fiscal year ending
December 31, 2002. Please see UIC's Proxy Statement for the Annual Meeting for a
description of this proposal.]

                           VOTING AND PROXY PROCEDURES

            Only  stockholders  of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote.
Stockholders  who sell Shares  before the Record Date (or acquire  them  without voting rights after the Record Date) may not vote such Shares.  Stockholders  of record on the Record Date will retain their voting rights in connection with the
Annual  Meeting even if they sell such Shares  after the Record  Date.  Based on publicly available  information,  Steel believes that the only outstanding class of securities of UIC entitled to vote at the Annual Meeting are the Shares.

            Shares  represented  by properly  executed  GOLD proxy cards will be voted  at the  Annual  Meeting  as  marked  and,  in  the  absence  of  specific instructions,  will be voted FOR the election of the Nominees to the Board,  FOR the proposal to ratify the  appointment of Ernst &  Young LLP as independent accountants  of UIC for the fiscal year ending  December  31,  2002,  and in the discretion  of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

            Directors  are  elected  by a  plurality  of the votes  cast and the nominees  who  receive  the most  votes will be  elected  (assuming  a quorum is present).  [To be approved,  the proposal to ratify the  appointment of auditors must  receive a majority  of the votes  cast  (assuming  a quorum is  present).]
Stockholders  have  cumulative  voting  rights with  respect to the  election of directors.  Under  cumulative  voting,  each stockholder is entitled to the same number of votes per share as the  number of  directors  to be elected  (or,  for purposes of this election,  two votes per share).  A stockholder may cast all of such votes for a single Nominee or distribute  them between the Nominees,  as he or she  wishes,  either by so marking  the ballot at the  meeting or by specific voting  instructions  sent  with a  signed  proxy  to  either  Steel  in care of
MacKenzie  Partners,  Inc.  at the  address  set forth on the back cover of this
Proxy Statement or to UIC at 570 Lexington  Avenue,  New York, New York 10022 or
any other  address  provided by UIC.  Broker  non-votes,  described  below,  and abstentions will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting. An abstention from voting will be tabulated as a vote  withheld on the  election,  but will not be  considered  in  determining whether  each of the  nominees has received a plurality of the votes cast at the
Annual  Meeting  [and  will  not  be  counted  either  "for"  or  "against"  the ratification  of  auditors].  Proxies  relating to "street name" Shares that are voted by brokers only on some of the  proposals  will not be entitled to vote on any proposal which the broker does not have  discretionary  voting power and has not received instructions from the beneficial owner ("broker non-votes").

            Stockholders  of UIC may revoke  their  proxies at any time prior to exercise  by  attending  the  Annual  Meeting  and  voting in  person  (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of  revocation.  The delivery of a
subsequently   dated  proxy  which  is  properly  completed  will  constitute  a revocation of any earlier proxy. The revocation may be delivered either to Steel

                                      -10-

in care of MacKenzie  Partners,  Inc. at the address set forth on the back cover of this Proxy  Statement or to UIC at 570 Lexington  Avenue,  New York, New York
10022 or any other address  provided by UIC.  Although a revocation is effective if  delivered to UIC,  Steel  requests  that either the original or  photostatic copies of all revocations be mailed to Steel in care of MacKenzie Partners, Inc.
at the address set forth on the back cover of this Proxy Statement so that Steel will be aware of all revocations  and can more accurately  determine if and when proxies  have been  received  from the holders of record on the Record Date of a majority of the outstanding Shares.

IF YOU WISH TO VOTE FOR THE  ELECTION OF THE  NOMINEES TO THE UIC BOARD,  PLEASE
SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE  POSTAGE-PAID
ENVELOPE PROVIDED.

                             SOLICITATION OF PROXIES

            The  solicitation  of proxies  pursuant to this Proxy  Statement  is being made by Steel.  Proxies may be  solicited by mail,  facsimile,  telephone, telegraph,  in person and by advertisements.  Steel will not solicit proxies via the Internet.

            Steel has entered into an agreement  with MacKenzie  Partners,  Inc.
for solicitation and advisory services in connection with this solicitation, for which  MacKenzie  Partners,  Inc. will receive a fee not to exceed  $__________, together with reimbursement for its reasonable  out-of-pocket expenses, and will be indemnified  against  certain  liabilities  and expenses,  including  certain liabilities under the federal  securities laws.  MacKenzie  Partners,  Inc. will solicit  proxies  from  individuals,  brokers,  banks,  bank  nominees and other institutional  holders.  Steel has requested  banks,  brokerage houses and other custodians,  nominees and fiduciaries to forward all  solicitation  materials to the  beneficial  owners of the Shares they hold of record.  Steel will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated  that MacKenzie  Partners,  Inc. will employ  approximately  [__]
persons to solicit UIC's stockholders for the Annual Meeting.

            The entire expense of soliciting proxies is being borne by Steel. If the Nominees are elected to the UIC Board,  Steel intends to seek  reimbursement of the costs of this  solicitation  from UIC. Unless otherwise  required by law,
Steel does not currently  intend to submit the question of  reimbursement of the costs of this  solicitation to a stockholder vote. Costs of this solicitation of proxies are currently estimated to be approximately $_________.  Steel estimates that through the date hereof,  its expenses in connection with this solicitation are approximately $__________.

                             PARTICIPANT INFORMATION

            Along  with  the  Nominees,   Warren   Lichtenstein  and  Steel  are
participants in this solicitation. Warren Lichtenstein is Chairman of the Board,
Secretary and the Managing  Member of Steel  Partners,  L.L.C.  ("Steel LLC"), a
Delaware limited liability  company.  Steel LLC is the general partner of Steel.
The principal business of Mr. Lichtenstein,  Steel LLC and Steel is investing in the securities of small-cap  companies.  The principal  business  address of Mr.
Lichtenstein, Steel LLC and Steel is 150 East 52nd Street, 21st Floor, New York,
New York  10022.  Mr.  Lichtenstein  has been a director  of UIC since May 2001.

                                      -11-

James Henderson and Glen Kassan are Vice Presidents of Steel Partners,  Ltd., an
affiliate of Steel.  As of the date  hereof,  Steel is the  beneficial  owner of
1,310,250  Shares.  Steel LLC does not  beneficially  own any Shares on the date hereof,  except by virtue of its role in Steel.  Mr.  Lichtenstein  beneficially owns 10,000 Shares underlying options  exercisable within 60 days of the date of this Proxy Statement and may be deemed to beneficially  own the 1,310,250 Shares of UIC owned by Steel by virtue of his  positions  with Steel.  For  information regarding  purchases and sales of Shares during the past two years by Steel, see
Schedule I.

                   CERTAIN TRANSACTIONS BETWEEN STEEL AND UIC

            Except as set forth in this Proxy Statement (including the Schedules hereto),  neither Steel nor any of the other  participants in this solicitation, or any of their respective associates:  (i) directly or indirectly  beneficially owns any Shares or any securities of UIC; (ii) has had any relationship with UIC in any capacity  other than as a  stockholder,  or is or has been a party to any transactions,  or series of similar transactions,  or was indebted to UIC during the  past  year  with  respect  to any  Shares  of UIC;  or  (iii)  knows of any transactions during the past year, currently proposed transactions, or series of similar transactions,  to which UIC or any of its subsidiaries was or is to be a party, in which the amount involved  exceeds $60,000 and in which any of them or their  respective  affiliates  had, or will have, a direct or indirect  material interest.  In addition,  other than as set forth herein, there are no contracts, arrangements or understandings entered into by Steel or any other participant in this  solicitation or any of their  respective  associates  within the past year with any person  with  respect to any of UIC's  securities,  including,  but not limited  to,  joint  ventures,  loan or  option  arrangements,  puts  or  calls, guarantees against loss or guarantees of profit,  division of losses or profits, or the giving or withholding of proxies.

            Except as set forth in this Proxy Statement (including the Schedules hereto),  neither Steel nor any of the other  participants in this solicitation, or any of  their  respective  associates,  has  entered  into any  agreement  or understanding  with any person with respect to (i) any future  employment by UIC or its  affiliates  or (ii) any future  transactions  to which UIC or any of its affiliates  will or may be a  party.  However,  Steel  has  reviewed,  and  will continue to review,  on the basis of  publicly  available  information,  various possible  business  strategies  that it might  consider  in the  event  that the
Nominees are elected to the Board.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

            Steel is unaware of any other matters to be considered at the Annual
Meeting  [other  than  the  ratification  of the  appointment  of the  Company's auditors].  However,  should  other  matters,  which  Steel  is not  aware  of a reasonable time before this solicitation,  be brought before the Annual Meeting, the persons  named as proxies on the enclosed  GOLD proxy card will vote on such matters in their discretion.

            See Schedule II for information  regarding  persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of UIC.

            The information concerning UIC contained in this Proxy Statement and the Schedules  attached  hereto has been taken from, or is based upon,  publicly available information.

                                      -12-

                                          STEEL PARTNERS II, L.P.

                                          _______, 2002

                                      -13-

                                   SCHEDULE I
                                   ----------

              TRANSACTIONS IN THE SHARES DURING THE PAST TWO YEARS
              ----------------------------------------------------

    Shares of Common Stock           Price Per                Date of
         Purchased                   Share ($)               Purchase
         ---------                   ---------               --------

                             STEEL PARTNERS II, L.P.
                             -----------------------

         20,000                       9.84410                 8/28/00
          5,000                       9.95500                 8/29/00
         20,300                      10.02380                 8/30/00
          7,000                      10.82000                 9/06/00
            500                      11.29000                 9/13/00
          6,000                      11.27960                 9/19/00
            600                      11.05000                 9/20/00
          3,400                      11.10250                 9/21/00
          5,000                      10.91500                 9/22/00
         10,200                      10.21820                10/18/00
          9,000                      10.17500                10/19/00
          4,200                      10.41610                10/20/00
         11,000                      10.56140                10/23/00
          5,000                      10.48750                10/24/00
          6,000                      10.50830                10/25/00
          1,700                      10.67500                10/27/00
          5,000                      10.67000                10/30/00
          1,000                      10.81000                10/31/00
          3,000                      10.42500                11/02/00
            900                      10.42500                11/03/00
          2,500                      10.67500                11/06/00
          3,600                      10.67500                11/22/00
         10,800                      10.79650                11/27/00
          8,720                      10.80000                11/28/00
         11,000                      10.67500                11/29/00

                                      -14-

    Shares of Common Stock           Price Per                Date of
         Purchased                   Share ($)               Purchase
         ---------                   ---------               --------

                             STEEL PARTNERS II, L.P.
                             -----------------------

            300                      10.72500                12/04/00
            500                      10.67500                12/06/00
          5,500                      11.05000                12/27/00
         14,400                      11.09340                12/28/00
          9,000                      11.10500                12/29/00
          2,000                      11.17500                 1/03/01
          6,600                      11.12570                 1/04/01
         17,600                      13.50920                 3/12/01
          4,700                      13.47000                 3/13/01
          5,000                      13.30000                 3/14/01
          3,400                      13.53000                 3/15/01
         10,000                      13.30000                 3/16/01
         11,300                      13.20260                 3/19/01

                                      -15-

                             WARREN G. LICHTENSTEIN
                             ----------------------

                                     NONE(1)

                               JAMES R. HENDERSON
                               ------------------

                                      NONE

                                 GLEN M. KASSAN
                                 --------------

                                      NONE

--------
(1)    By virtue of his position with Steel Partners II, L.P., Mr.  Lichtenstein has the power to vote and dispose of UIC Shares  owned by Steel  Partners
       II, L.P. Accordingly, Mr. Lichtenstein may be deemed the beneficial owner of the UIC Shares owned by Steel Partners II, L.P.

                                      -16-

                                   SCHEDULE II

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following is based solely on information provided in the Form 10-K:

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

            On March 22,  2002,  there were  outstanding  and  entitled  to vote
12,976,718  shares  of Common  Stock.  At March  22,  2002,  more than 5% of the
Company's  outstanding  voting securities was beneficially  owned by each of the persons named in the following table,  except that the information as to Kennedy
Capital Management,  Inc.,  Dimensional Fund Advisors Inc., Elaine Fein and J.P.
Morgan Chase & Co. is as of December 31, 2001 and is based upon  information furnished to the Company by such persons in Schedules  13G, and the  information as to Steel Partners II, L.P. is based upon information furnished by such entity in a Schedule 13D and a Form 4.

                           Name and Address of              Amount and Nature of
Title of Class               Beneficial Owner               Beneficial Ownership     Percent of Class
--------------               ----------------               --------------------     ----------------

Common Stock            Kennedy Capital Management, Inc.          1,509,450(1)           11.63%
                        10829 Olive Boulevard
                        St. Louis, Missouri  63141

Common Stock            Steel Partners II, L.P.                   1,310,250              10.10%
                        150 East 52 Street
                        New York, New York  10022

Common Stock            Dimensional Fund Advisors Inc.            1,059,440(2)            8.16%
                        1299 Ocean Avenue, 11th Floor
                        Santa Monica, California  90401

Common Stock            Elaine Fein                                 983,747(3)            7.58%
                        P.O. Box 99
                        Scarsdale, New York  10583

Common Stock            J.P. Morgan Chase & Co.                 914,551(4)            7.05%
                        270 Park Avenue
                        New York, New York  10017

(1)         Kennedy Capital Management,  Inc., a registered  investment advisor, has sole voting  power as to  1,496,400  shares of Common  Stock and sole dispositive power as to 1,509,450 shares.

(2)         Dimensional  Fund  Advisors  Inc.  ("Dimensional"),   an  investment
            advisor registered under Section 203 of the Investment  Advisors Act of 1940, is deemed to have beneficial  ownership of 1,059,440 shares of Common Stock.  Dimensional  furnishes  investment  advice to four investment  companies registered under the Investment Company Act of
            1940, and serves as investment  manager to certain other  commingled group trusts and separate accounts  (collectively,  the "Funds"). In its role as  investment  advisor or manager,  Dimensional  possesses voting and/or  investment  power over the  securities of the Company that  are  owned  by the  Funds.  Dimensional  disclaims  beneficial ownership of such securities.

                                      -17-

(3)         Includes  912,551  shares of  Common  Stock  owned by The  Estate of
            Bernard  Fein,  of which Ms. Fein is an executor,  and 71,196 shares owned by The Fein Foundation, of which Ms. Fein is a trustee.

(4)         Includes  912,551  shares of  Common  Stock  owned by The  Estate of
            Bernard Fein, of which J.P. Morgan Chase & Co. is an executor.

                        SECURITY OWNERSHIP OF MANAGEMENT

            The following  table sets forth,  as of March 1, 2002, the number of shares of Common Stock of the Company beneficially owned by each director of the
Company,  each executive officer named in the Summary  Compensation Table above, and by all directors and executive officers of the Company as a group. Except as otherwise indicated all shares are owned directly.

                                                       Amount and
                                                  Nature of Beneficial          Percent
Name or Group                                       Ownership(1)(2)            of Class
-------------                                       ---------------            --------

Richard R. Erkeneff                                       596,000               4.44%
Harold S. Gelb                                             35,000                (3)
Warren G. Lichtenstein                                  1,315,250(4)           10.14%
James H. Perry                                             82,843                (3)
Joseph S. Schneider                                        25,000                (3)
E. Donald Shapiro                                          45,000                (3)
Robert W. Worthing                                         80,419(5)             (3)
Susan Fein Zawel                                          386,954(6)            2.97%
All directors and executive officers as a group,
consisting of 8 persons                                 2,566,466              18.72%

(1)         The  information  as to securities  owned by directors and executive officers  was  furnished  to  the  Company  by  such  directors  and executive  officers.  Includes  units in the Company's  401(k) plan, which consist of shares of Common Stock and cash.

(2)         Includes  shares  which  the  following  persons  have the  right to acquire  within 60 days through the exercise of stock  options:  Mr.
            Erkeneff, 460,000 shares; Mr. Gelb, 30,000 shares; Mr. Lichtenstein,
            5,000 shares;  Mr.  Perry,  77,000  shares;  Mr.  Schneider,  20,000 shares; Mr. Shapiro, 30,000 shares; Mr. Worthing, 71,000 shares; Ms.
            Fein Zawel,  55,000 shares; and all directors and executive officers as a group, 748,000 shares.

(3)         Less than 1%.

(4)         All of such shares are owned by Steel  Partners  II, L.P.  ("Steel")
            (other than Mr.  Lichtenstein's stock options).  Mr. Lichtenstein is the  Chairman of the Board,  Secretary  and  Managing  Member of the
            general  partner of Steel.  Mr.  Lichtenstein  disclaims  beneficial ownership of the shares owned by Steel,  except to the extent of his pecuniary interest therein.

(5)         Does not include 500 shares of Common Stock owned by Mr.  Worthing's spouse, as to which he disclaims beneficial ownership.

(6)         Includes  11,440  shares of Common  Stock owned by Ms. Fein  Zawel's spouse, 4,772 shares of Common Stock owned by Ms. Fein Zawel jointly with her spouse, and 32,634 shares of Common Stock held in trust for her minor children.

                                      -18-

                                    IMPORTANT

            Tell your Board what you think!  Your vote is  important.  No matter how many Shares you own,  please  give Steel your proxy FOR the  election of the
Nominees by taking three steps:

            o     SIGNING the enclosed GOLD proxy card,

            o     DATING the enclosed GOLD proxy card, and

            o     MAILING  the  enclosed  GOLD proxy card TODAY in the  envelope provided  (no  postage  is  required  if mailed in the  United
                  States).

            If any of your  Shares  are  held in the name of a  brokerage  firm, bank, bank nominee or other  institution,  only it can vote such Shares and only upon receipt of your  specific  instructions.  Accordingly,  please  contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares.  Steel urges you to confirm in writing your instructions  to  Steel  in care of  MacKenzie  Partners,  Inc.  at the  address provided  below so that  Steel will be aware of all  instructions  given and can attempt to ensure that such instructions are followed.

            If you have any  questions  or require  any  additional  information concerning this Proxy Statement,  please contact MacKenzie Partners, Inc. at the address set forth below.

                                [MACKENZIE LOGO]

                                      -19-

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                              DATED AUGUST 20, 2002

          UNITED INDUSTRIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF STEEL PARTNERS II, L.P.

The undersigned  appoints Warren G. Lichtenstein and Glen M. Kassan, and each of them, attorneys and agents with full power of substitution to vote all shares of common  stock  of  United  Industrial  Corporation  (the  "Company")  which  the undersigned  would be  entitled  to vote if  personally  present  at the  Annual
Meeting of  Stockholders  of the Company,  and including at any  adjournments or postponements thereof and at any meeting called in lieu thereof, as follows:

1.          ELECTION OF DIRECTORS:
                                                  FOR ALL   WITHHOLD ALL     FOR ALL
                                                                             except nominee
            Nominees:  James R. Henderson and                                written below
                       Glen M. Kassan              [    ]      [    ]          [    ]

                                                                             ---------

[2.         RATIFICATION OF APPOINTMENT           FOR         AGAINST        ABSTAIN
            OF INDEPENDENT AUDITORS:              [  ]         [   ]          [   ]]

3.          In  their  discretion  with  respect  to any  other  matters  as may properly come before the Annual Meeting.

                                      -20-

            The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with  respect to the shares of Common  Stock of the Company held by the undersigned,  and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue  hereof.  If properly  executed,  this proxy will be voted as directed above.  IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE  PROPOSALS,  THIS
PROXY  WILL BE VOTED FOR THE  ELECTION  OF THE  NOMINEES,  OR ANY  SUBSTITUTIONS
THERETO, [AND FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS].

            This proxy will be valid  until the sooner of one year from the date indicated below and the completion of the Annual Meeting.

DATED:  ____________________________

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

------------------------------------
(Signature)

------------------------------------
(Signature, if held jointly)

------------------------------------
(Title)

     WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS,
 ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

                                      -21-